FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
September 25, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Kromolice-2 Well to Start

Updates Status of Sroda-6 Well and Credit Facility

Salt Lake City, September 25, 2008. FX Energy, Inc. (NASDAQ: FXEN) today reported that the drilling contractor for the Kromolice-2 well has been selected and the well is scheduled to spud in mid October. NAFTA Pila, the same contractor that drilled the Company’s recent commercial discovery, Kromolice-1, will be the contractor for Kromolice-2. The new well is located on a separate structure approximately one kilometer to the south of Kromolice-1. The Kromolice-2 well is the third well to be drilled on recently acquired 3-D seismic data in the Company’s Fences Concession in Western Poland. POGC owns 51% and operates the wells; FX Energy owns 49%.

Sroda-6 Well

The Sroda-6 well has reached the top of the Zechstein formation at approximately 3235 meters. The well will now be logged and cased, after which drilling will resume to the Rotliegend target formation, projected to be encountered at approximately 3640 meters in about one month.

Credit Facility

The Company has previously announced that it has drawn $6 million under its $25 million credit facility with the Royal Bank of Scotland, which was the approximate amount of the capital cost of production facilities at the Zaniemysl and Wilga wells. The credit facility was established in late 2006 based on production and reserves at that time. The Company anticipates an increase in the available amount under the facility after year-end 2008, based on adding the reserves of its previously successful wells. The Company anticipates drawing an additional $5 million in the near term to finance its share of Roszkow production facilities.

David Pierce, Chief Executive of the Company, said, “It is gratifying to have reached the point in our growth trajectory where debt is available and appropriate to use in judicious amounts. Given the level of success we have seen so far in the Sroda area, we hope to increase the pace of operations there. We plan to use sensible amounts of debt based on our growing reserves and revenue.”

Email notice

FX Energy maintains a list of shareholders and others who have asked to receive news releases and notices of presentation updates by email. To sign up, go to http://fxenergy.com, click on “contact us,” then click on “click here to request more information.”

Correction

The news release dated September 8, 2008, incorrectly located the Kromolice-1 well northeast of Sroda-4. It is actually located approximately 5 kilometers northwest of Sroda-4.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.